                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                        THE SANTA CRUZ OPERATION, INC.
                               (Name of Issuer)

                                 Common Stock

                        (Title of Class of Securities)

                                   801833104
                                 (CUSIP Number)

                                January 27, 2000

            (Date of Event Which Requires Filing of this Statement)

                            Robert A. Eshelman, Esq.
                     General Counsel, Finance & Operations
                             Microsoft Corporation
                               One Microsoft Way
                         Redmond, Washington 98052-6399
                                 (425) 882-8080

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO. 801833104
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Microsoft Corporation

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      91-1144442
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Washington

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO

------------------------------------------------------------------------------



Item 1.

     (a) Name of Issuer:  The Santa Cruz Operation, Inc.
         ---------------

     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------

         425 Encinal Street
         Santa Cruz, CA  95061-1900

Item 2.

     (a)  Name of Person Filing:  Microsoft Corporation
          ---------------------

     (b)  Address of Principal Business Office:
          ------------------------------------

                                  One Microsoft Way
                                  Redmond, Washington  98052-6399

     (c)  Citizenship:  State of Washington
          -----------

     (d)  Title of Class of Securities:  Common Stock
          ----------------------------

     (e)  CUSIP Number:  801833104
          ------------

Item 3.   Not Applicable.

Item 4.   Ownership
          ---------

          (a)  Amount Beneficially Owned:  -0-
               -------------------------

          (b)  Percent of Class:  0.00%
               ----------------

          (c)  Number of shares as to which such person has:
               --------------------------------------------

               (i)    sole power to vote or to direct the vote  -0-
                      ----------------------------------------

               (ii)   shared power to vote or to direct the vote  -0-
                      ------------------------------------------

               (iii)  sole power to dispose or to direct the disposition of  -0-
                      -----------------------------------------------------

               (iv)   shared power to dispose or to direct the disposition of
                      -------------------------------------------------------
                      -0-

Item 5.  Ownership of Five Percent or Less of a Class
         --------------------------------------------

     This statement is being filed to report the fact that, as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
         ---------------------------------------------------------------

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group
         ---------------------------------------------------------

     Not Applicable.

Item 9.  Notice of Dissolution of a Group
         --------------------------------

     Not Applicable.

Item 10.  Certification
          -------------

                                       3
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     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                    [Remainder of page intentionally blank]



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 7, 2000


                                       MICROSOFT CORPORATION


                                       By /s/ Robert A. Eshelman
                                          -------------------------------------
                                          Robert A. Eshelman
                                          General Counsel, Finance & Operations

                                       4